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                                                                      Exhibit 1


                        LOONEY, SAMSON & ASSOCIATES, PLLC
                          CERTIFIED PUBLIC ACCOUNTANTS
                          3838 OAK LAWN AVE, SUITE 910
                               DALLAS, TEXAS 75219






December 18, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We were previously principal accountants for Blue Ridge Energy, Inc. and on March 28, 2001, we reported on the financial statements of Blue Ridge Energy, Inc. as of and for the two years ended December 31, 2000. On December 14, 2001 we were dismissed as principal accountants of Blue Ridge Energy, Inc. We have read Blue Ridge Energy's statements included under Item 4 of its Form 8-K for December 14, 2001, and agree with the statements contained therein.


Very Truly Yours,




/s/  Looney, Samson & Associates, PLLC